EXHIBIT 4.1

                            STOCK ESCROW AGREEMENT


 STATE OF TEXAS      S
                     S         KNOW ALL MEN BY THESE PRESENTS THAT
 COUNTY OF DALLAS    S

      THIS STOCK ESCROW AGREEMENT (hereinafter sometimes referred to as "this Agreement") is entered. into effective the 14 day of December, 2001, between Integrated Performance Systems, Inc., (IPFS) a corporation organized under the laws of the State of New York (hereinafter sometimes referred to as "the Company") and Telvest Communications, LLC, a limited liability company organized under the laws of the State of Texas (hereinafter sometimes referred to as "Escrow Agent").

      WHEREAS, the Company desires to sell and convey certain, shares of stock in Integrated Performance Systems Inc, which stock is more particularly described in Exhibit "A" attached hereto and by this reference, incorporated herein as though set forth in full (hereinafter sometimes referred to as "the Stock"); and

      WHEREAS, in order for the Company to make such sale of the Stock, the Company has negotiated an arrangement whereby such Stock will be placed in escrow with an escrow agent such that the stock purchaser's funds will also be escrowed with such escrow agent and that no delivery of stock or stock occurs until all parties have performed; and

      WHEREAS, the Company has asked Escrow Agent to assist in complying with and facilitating the terms of such stock sale arrangement by serving as the designated Escrow Agent.

      NOW, THEREFORE, for and in consideration of the mutual covenants, promises and agreements herein, set forth, the parties hereto agree as follows:

 1. The Company shall deliver to Escrow Agent all certificates representing ownership of the shares of stock sold by the Company. The certificates will be issued in the name of Telvest Communications, LLC.

 2. The Company has agreed to sell such Stock at an amount equal to forty percent (40%) per share of the offer price of the stock at the end of the business day (i.e. 4:00 o'clock P. M. Eastern Standard Time in New York City, New York, USA) prior to the trade date. The stock sold by the Company shall be delivered to the Escrow Agent in lots of one hundred thousand (100,000) and the certificates shall be issued in the name of Telvest Communications, LLC. All monetary amounts or funds contemplated herein are specifically agreed to be in United States dollars.

 3. Upon receipt by Escrow Agent of funds sufficient to consummate sale of all or a portion of the Stock under the terms stated herein, and upon receipt by Escrow Agent of notice sufficient to Escrow Agent of such funds having cleared Escrow Agent's bank and being funds free, clear and available for payment to Escrow Agent, Escrow Agent shall, notify the Company (a) of the funds availability for use in the consummation of a sale of all or a portion of the Stock and (b) of the number of shares to be conveyed and the amount to be paid to the Company for such Stock.

 4.   The  Company  shall bear  all expenses  and  costs reasonably  incurred
      by  the   Transfer  Agent  in  the  consummation  of  the  transactions contemplated by this Agreement.

 5. The parties hereto acknowledge and agree that in order to consummate the transaction contemplated herein, it shall be necessary for Escrow Agent to enter into similar escrow agreements with other parties, including the purchasers of the stock, but Escrow Agent shall be entitled to maintain confidentiality as to the terms, conditions, and provisions of any such, of the Escrow Agreements.

 6. Unless prior written notice is actually received by the other party hereto, each party hereto does hereby agree that their representative addresses for notice are as indicated below their signatures hereon.

 7. If conflicting demands are made or notice served upon Escrow Agent or legal action taken in connection with this Agreement, Escrow Agent shall not be required to determine the same or take any action in the premises, but Escrow Agent may withhold and stop all further proceedings without liability therefore, or Escrow Agent may file suit interpleader or for declaratory relief. If Escrow Agent is required to respond to any legal summons or proceedings in connection with the transactions contemplated by this agreement or if any action of interpleader or declaratory relief is brought by Escrow Agent, the Company agrees to pay all reasonable costs, expenses and, reasonable attorney's fees expended or incurred by Escrow Agent, and a lien against all Company stock in Escrow Agent's possession is hereby created in Escrow Agent's favor to cover said items. The Company agrees to save Escrow Agent harmless as escrow holder hereunder from all loss and expenses, including reasonable attorney's fees and court costs sustained by reason of any action, legal or otherwise, which may in anywise arise out of this Agreement, before or after the closing of the transaction contemplated herein, notwithstanding anything in these instructions to the contrary.

 8. This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.

 9. This Agreement shall be governed, by the laws of the State of Texas, and exclusive venue shall be deemed to be in Dallas County, Texas.

 10. This Agreement is executed in multiple originals effective 12/14, 2001.


                               Integrated Performance Systems. Inc.

                               BY: /s/ D. Ronald Allen
                               --------------------------
                               D. Ronald Allen, President
                               17300 N. Dallas Parkway
                               Suite 2040
                               Dallas, Texas 75248

                               Telvest Communications LLC.

                               BY: /s/ Jackie G Gross
                               --------------------------
                               Jackie G Gross, President
                               351 S. Sherman St.
                               Suite 101
                               Richardson, Texas 75081.

                               EXHIBIT "A"


 Certificate Number  Number of Shares  Class of Shares  Special Restrictions
 ------------------  ----------------  ---------------  --------------------
     Unknown            4,000,000          Common         144 Restriction